Exhibit 10.60

FACTORING, LOAN & SECURITY AGREEMENT

This Factoring, Loan and Security Agreement (this “Agreement”), dated and effective as of the Effective Date, and entered into between Hana Financial, Inc., a California corporation, with offices at 1055 Wilshire Blvd., Los Angeles, CA 90017, Telecopy No.: (213) 482-1212 (“Hana”), and Liquidmetal Technologies, Inc., a Delaware corporation, whose address is 25800 Commercentre Drive, Suite 100, Lake Forest, CA 92630, Telecopy No.: (949) 206-8088 (“Client”). Certain capitalized terms used herein will have the meanings assigned to such terms in Section 12 of this Agreement.

WHEREAS, Client has requested and Hana has agreed to purchase all of Client’s Accounts, issue factor and supplier guaranties and provide certain services; and

NOW, THEREFORE, in consideration of the agreements, provisions, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Client and Hana agree as follows:

SECTION 1.                            Sale and Approval of Accounts

1.1                                 Client hereby agrees to sell, assign and transfer to Hana, and Hana hereby agrees to purchase, all of Client’s Accounts, with full power to Hana to collect and otherwise deal with such Accounts as the sole and exclusive owner thereof. Hana will purchase an Account on the shortest selling terms for the Purchase Price thereof upon receipt by Hana of the invoice copy evidencing such Account.

1.2                                 (a)                                  Client will submit for Hana’s credit approval the credit requirements of Client’s customers, a description of Client’s normal selling terms and such other Information as Hana requests concerning Client’s customers. Hana may, in Hana’s sole credit judgment, establish credit lines for sales to Client’s customers on Client’s normal selling terms or on other selling terms approved by Hana by Written Notice and/or Transmission. Client may also submit for Hana’s credit approval specific orders from Client’s customers and Hana may, in Hana’s sole credit judgment, approve such orders on a single order credit approval basis. All of Hana’s credit approvals will be by Written Notice to Client. All sales to a customer within the credit line established for such customer on Client’s normal selling terms or within the single order credit approvals given by Hana for orders from such customer will be Approved Accounts provided that: (i) Delivery is completed while the credit line or single order credit approval remains in effect and (ii) the Account is assigned to Hana within thirty (30) days of Delivery and (iii) the Account is not past due at the time of assignment.

(b)                                 Hana may amend or withdraw a credit line or single order credit approval at any time prior to Delivery by notifying Client verbally and/or by Written Notice. A single order credit approval will be automatically withdrawn: (i) in the event Delivery is not made on or prior to the expiration date indicated on the single order credit confirmation form Hana sends to Client by Written Notice; or (ii) in the event any change is made in any of the terms of the Account without Hana’s prior approval by Written Notice.

(c)                                  Hana will have no liability to Client or to any customer for Hana’s refusal to credit approve an Account or Hana’s withdrawal or amendment of a credit approval.

1.3                                 Hana will assume only Eighty Percent (80%) of the Credit Risk on all Approved Accounts which means that Hana shall indemnify the Client for only Qualifying Losses incurred in connection with Eligible Receivables and directly caused by the failure of the Customer to pay the Client all or part of the Net Invoice Value of the Eligible Receivable(s) due to the Insolvency of the Customer, such Insolvency having occurred during the Agreement or within six (6) months thereafter. The amount payable by Hana will be calculated in accordance with Section 7, Proof and Payment of Claims, and will be subject always to the Deductible, Financing Limits and other applicable terms and conditions of the Agreement.

1.4                                 In the event that monies are at any time owing by a Customer for both Approved Accounts and Non-Approved Accounts, any amount when paid by or credited to the customer will be applied as follows:

(a)                                  If Hana issued single order approvals, all amounts paid by or credited to the customer will be deemed applied first to Approved Accounts.

(b)                                 If Hana established a credit line for such Customer and if the credit line was in force at the time amounts were received from or credited to the customer, such amounts will be deemed applied first to Non-Approved Accounts. If the credit line is canceled, any amount thereafter received or credited will be deemed applied first to Approved Accounts.

1.5                                 If a bankruptcy or insolvency proceeding is instituted by or against a Customer and if Hana agrees by Written Notice to Client to make a claim in such proceeding for Non-Approved Accounts, all amounts distributed to Hana in such proceeding will be shared pro rata between Approved Accounts and Non-Approved Accounts.

SECTION 2.                            Advances, Payments, Commissions and Fees.

2.1                                 (a)                                  Subject to the terms and conditions of this subsection and this Agreement and provided that there does not exist a Default or an Event of Default and in reliance upon Client’s representation and warranties herein set forth, Hana may, upon Client’s request, and in Hana’s sole discretion, make advances to Client or for Client’s account against the Purchase Price of Eligible Accounts in amounts determined by Hana, in Hana’s sole discretion, of up to the following percentage of the Purchase Price of such Accounts:

(i)                                     if the Eligible Account is an Approved Account, Hana may advance to Client up to eighty percent (80%) of the Purchase Price of such Approved Account;

(ii)                                  if the Eligible Account is a Non-Approved Account, Hana may advance to Client up to thirty percent (30%) of the Purchase Price of such Non-Approved Account.

(b)                                 Hana shall establish and may adjust, in its sole discretion, standards to determine whether an Account purchased by Hana is eligible for an Advance (“Eligible Account(s)”) and the percentage rate of such Advance at such time as Client requests an Advance. Each such increase or decrease in the percentage rate or amount of any Advance shall become effective immediately for the purposes of calculating availability of Advances herein.

(c)                Without limiting the generality of the foregoing, the following Accounts are not Eligible Accounts:

(i)                                     Accounts which are Non-Approved Accounts and which Hana deems, in its sole discretion, to be ineligible; and

(ii)                                  Accounts with respect to which the customer is an Affiliate of Client’s or a director, officer, agent, stockholder, or employee of Client’s or any of Client’s Affiliates; and

(iii)                               Accounts with respect to which there is any Dispute with the respective customer; and

(iv)                              any Account with respect to which the customer is a person to which Client is indebted, provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Client to such person; and

(v)                                 Accounts which have been charged back to Client pursuant to Sections 6.1, and 6.4 hereof; and

(vi)                              cash-on-delivery Accounts; and

(vii)                           cash sale Accounts; and

(viii) Approved Accounts arising from sales to a single customer, in the aggregate, in excess of an amount equal to thirty percent (30%) of the total Net Amount of all Accounts from all customers outstanding at such time five hundred thousand dollars ($500,000.00); and

(ix)                                Non-Approved Accounts arising from sales to a single customer, in the aggregate, in excess of an amount equal to fifteen percent (15%) of the total Net Amount of all Accounts from all customers outstanding at such time one hundred fifty thousand dollars ($150,000.00); and

(x)                                   Non-Approved Accounts that are thirty (30) or more days past due; and

(xi) All Non-Approved Accounts from any single customer if forty percent (40%) or more of such customer’s outstanding Accounts are forty five (45) or more days past due; and

(xii)                             Accounts due from a customer whose principal place of business is located outside the United States of America or Canada that are not covered by a letter of credit, in acceptable form to Hana, in its sole discretion or which are not otherwise Approved Accounts.

(d)                                 Hana does not intend to make any advances on any Non-Approved Accounts to the extent any such advance would cause the aggregate amount of outstanding advances with respect to Non-Approved Accounts to exceed five hundred thousand dollars ($500,000.00); and Hana does not intend to make any advances on any Accounts to the extent any such advance would cause the aggregate amount of outstanding Obligations to exceed one million five hundred thousand dollars ($1,500,000.00) (the “Credit Limit”).

(e)                                  Notwithstanding the foregoing, in no event shall the total of outstanding Advances at any one time exceed the Credit Limit. To the extent that the total of aggregate outstanding Advances exceeds the Credit Limit, Client shall pay to Hana upon its demand any and all amounts necessary to reduce the aggregate outstanding Advances to or below the Credit Limit.

2.2                                 As payment for an Account, the Collected Amount of the Purchase Price of an Account will be credited to Client’s account as of the Collection Date and disbursed to Client on the Remittance Date. The payments, when credited to Client’s account, shall first be applied to all advances, interest, and other amounts due Hana hereunder. If an Approved Account remains partially or fully unpaid solely as a result of the financial inability of the customer thereon to pay such Approved Account and if such Account is not subject to a Dispute, the Purchase Price of such Approved Account less any Collected Amounts previously credited to Client’s account with respect to such Approved Account and less advances, interest and any other amounts due Hana will be credited to Client’s account on the Approved Payment Date for such Approved Account.

2.3                                 At the time Hana purchases an Account, Hana will charge Client’s account with a factoring commission equal to sixty five hundredths of a whole percent (0.65%) of the Net Amount of the Approved Accounts plus the Surcharge Amount, as applicable. At the time Hana purchases an Account, Hana will charge Client’s account with a factoring commission equal to sixty five hundredths of a whole percent (0.65%) of the Net Amount of the Non-Approved Accounts. On Accounts bearing payment terms in excess of sixty (60) days, the factoring commission will be increased by one quarter of one percent (0.25%) for each thirty (30) days or part thereof that the stated terms exceed sixty (60) days.

2.4                                 During each Contract Year, Client agrees to pay to Hana factoring commissions aggregating at least thirty thousand dollars ($30,000.00) (“Minimum Annual Commission”). If at the end of any Contract Year the aggregate of factoring commissions paid by Client is less than the Minimum Annual Commission, then Client shall pay to Hana, or Hana may charge Client’s account with, an amount equal to the difference between the Minimum Annual Commission and the factoring commissions actually paid during that Contract Year. If Client terminates this Agreement at any time during a Contract Year or if Hana terminates this Agreement at any time during a Contract Year upon the occurrence of an Event of Default, Client shall nevertheless remain obligated to pay the Minimum Annual Commission for such Contract Year.

2.5                                 Client will pay to Hana or Hana may charge Client’s account with (i) wire transfer fees on all wire transfers; (ii) all data transmission telephone charges relating to Transmissions; (iii) exchange on checks, charges for returned items and all other bank charges; (iv) all Costs; (v) all other amounts owing by Client to Hana under the Agreement; and (vi) all other Obligations.

2.6                                 Client will pay to Hana or Hana may charge Client’s account a fee for each new customer set-up on our data base, as follows: (i) a fee of $10.00 will be charged when you submit an order or invoice for any customer that has not had any activity with us for at least eighteen (18) months prior thereto and is not established in our files; and (ii) a fee of $5.00 will be charged when you submit an order or invoice for any customer that has not had any activity with us for at least eighteen (18) months, but has been active during such period with respect to other clients of ours; provided, however, that no fees will be charged for new customers set-up during the first six (6) months from the Effective Date of this Agreement.

2.7.                                        Proof and Payment of Claims and Recoveries

A.                 Payment by Hana for Qualifying Losses shall be calculated as follows, subject always to the Deductible, if any, Financing Limit, and other applicable terms and conditions of the Agreement:

a)                    Calculate the amount of the Qualifying Loss.

b)                   Subtract the Non Qualifying Loss and the Deductible, if any from the amount of the Qualifying Loss.

c)                    Should the sum be equal to a number less than 0, then no payment shall be made by Hana.

B.                   The payment for a Qualifying Loss shall be made promptly, in either U.S. Dollars or in Contract Currency at Hana’s sole option, after the submission by the Client of a satisfactory written proof of Loss together with evidence that the Customer is Insolvent.

For the purpose of any calculation required in the settlement of a Qualifying Loss, the rate of exchange shall be the rate as offered on the date of such settlement by a commercial bank selected by Hana.

C.                   The responsibility for proving a Qualifying Loss under this Agreement and evidencing that all conditions and warranties have been complied with shall at all times rest with the Client.

D.                  For the purpose of determining Hana’s liability under this Agreement, all funds or salvage received from the Customer, or from any other source whatsoever as or towards payment of the Customer’s obligations to the Client after the Customer is in default of any payment obligation to the Client for more than one hundred twenty (120) days, or is Insolvent, whichever happens first, shall be applied in chronological order of due dates until Hana indemnifies the Client for the Qualifying Loss.

The application of funds described in this paragraph shall apply regardless of any designation of funds by the Customer or any other party unless specifically agreed in writing by Hana.

After payment of a Qualifying Loss, any such funds or salvage shall be immediately paid to Hana and shared between Hana and the Client as follows:

1.                     Hana shall receive the Client Percentage of all sums recovered, and the Client shall receive the remaining percentage of such sums, until the amount of Hana’s payment of a Qualifying Loss and Hana’s cost of recovery have been fully reimbursed;

2.                     All further sums recovered shall inure to the benefit of the Client.

This paragraph does not apply to any funds received in payment for goods shipped to a “debtor in possession.”

E.                    Sums recovered in respect of any Qualifying Loss retained by the Client under the Deductible shall reinstate the Deductible by the same amount.

F.                    In the event of any payment of a Loss under this Agreement, Hana shall be subrogated to all of the Client’s rights of recovery therefore against any person or organization, and the Client shall execute and deliver all instruments and papers and do whatever else is necessary to secure such rights, including rights with respect to amounts that have been applied to the Deductible. Hana shall have the right to direct the manner in which such assets shall be liquidated. The Client shall do nothing to prejudice such rights.

It shall be a condition to the obligation of Hana to make any payment of a Qualifying Loss under this Agreement that the receivables to which it shall be subrogated shall not be subject to any lien, security interest or other third party claim superior to that of Hana.

2.8                                 Hana shall charge Client for each audit Hana or Hana’s agent performs on behalf of Client, at reasonable industry rates at that time, together with out-of-pocket expenses.

2.9                                 Exclusions

A.                 Losses caused by or resulting from the following shall not constitute Qualifying Losses and are not covered under this Agreement:

1.                     Wrongful or dishonest acts or omissions of the Client or its agents;

2.                     Any material breach of or inaccuracy regarding any warranty or representations made herein or failure to perform or to fulfill any warranty, covenant or agreement made herein by the Client;

3.                     Nuclear reaction or nuclear radiation or radioactive contamination;

4.                     War (i) between the People’s Republic of China, France, the United Kingdom, states of the former Soviet Union, and/or the United States of America; and/or (ii) between the Customer’s country and the country of the Client.

B.                   Losses relating to any of the following Customers and/or receivables shall not constitute Qualifying Losses and are not covered under this Agreement:

1.                     Any Customer that, as of the first day of the Agreement, is Insolvent or past due in any payment obligations to the Client unless

(a)                the total aggregate amount of such past due payment obligations does not exceed the Non Qualifying Loss Amount (payment obligations that are disputed by the Customer in writing will not be considered past due for the purposes of this paragraph); or

(b)               the Agreement is renewed, in which case the Client must disclose to Hana on the renewal date if any particular Customer is Insolvent or past due in any payment obligation to the Client at the time of the renewal. If the Client fails to make such a disclosure, then any and all shipments to that particular Customer will be automatically excluded from coverage of the Qualifying Losses under the Agreement. If the Client makes the disclosures required herein, then the provisions herein will be extended to that Customer unless that Customer is specifically excluded by Hana;

2.                     Any Customer with which the Client has, during the twelve (12) months immediately prior to the first day of the Agreement, rescheduled or extended the due date of any amounts owing for larger than the Maximum Extension Period unless coverage for such Customer is specifically approved by Hana;

3.                     Any Customer about which the Client knowingly provided inaccurate information to Hana. If the inaccurate information was based on the representation or statements of third parties and was true to the best knowledge of the Client after a reasonable investigation, this exclusion shall not apply;

4.                     Any receivables that are sold or otherwise transferred by the Client to any other person or entity, unless otherwise agreed in writing by Hana;

5.                     Any receivables that are past due as of the inception date of this Agreement.

6.                     Sales made on terms of Confirmed or Unconfirmed Irrevocable Letter of Credit.

7.                     Sales made on terms of Cash in Advance or Cash on Delivery.

SECTION 3.                            Factor/Supplier Guaranties and Ledger Debt

3.1                                 The Factor/Supplier Guaranty facility shall be subject to the following terms and conditions:

(a)                                  Subject to the terms and conditions of this Agreement and provided that there does not exist a Default or an Event of Default and in reliance upon Client’s representations and warranties herein set forth and provided that there exists sufficient

Factor/Supplier Availability, Hana may issue guaranties (“Factor/Supplier Guaranties”) to factors and certain of Client’s domestic and foreign suppliers.

(b)                                 The Factor/Supplier Guaranties shall be issued for valid purchases of merchandise. Client shall furnish Hana with the application for issuance of each guarantee. Hana may issue a Factor/Supplier Guaranty in connection with each such application if such application, including the amount and all terms of the Factor/Supplier Guaranty to be issued, shall be acceptable to Hana, in its sole discretion and so long as each Factor/Supplier Guaranty has an expiration date which is at least thirty (30) days before the Termination Date.

(c)                                  No extensions, modifications or amendments to a Factor/Supplier Guaranty shall be made without Hana’s prior written consent.

(d)                                 Hana’s Factor/Supplier Guaranties shall in no way be construed to create any liability, obligation, warranty or representation on Hana’s part with respect to any matter other than Client’s payment at maturity of the invoices to which such Factor/Supplier Guaranties relate.

(e)                                  Client shall, on demand, reimburse Hana for any and all sums paid by Hana in any way relating to the factor/Supplier Guaranties and Client shall indemnify Hana and hold Hana harmless from and against any and all liability, loss, costs, fees and expenses, including reasonable attorneys’ fees, that Hana may sustain or incur based upon, arising under, or in any way relating to the Factor/Supplier Guaranties provided; however, that the foregoing indemnity shall not apply to any liabilities, losses , costs, fees and expenses sustained or incurred by Hana solely from Hana’s gross negligence or willful misconduct. Client’s obligation to reimburse and indemnify Hana shall be conclusive but shall not prejudice any rights Client may have against any other person in the event that Client disputes liability of amounts owing under invoices subject to a Factor/Supplier Guaranty

(f)                                    As compensation for the issuance of Factor/Supplier Guarantees, Client shall pay to Hana the Factor/Supplier Guaranty Fee upon issuance of each Factor/Supplier Guaranty issued.

3.2                                 Hana may, in its sole discretion, approve credits for Client, in amounts determined from time to time by Hana, to enable Client to purchase goods or services from other factoring clients of Hana. There would be no charge for such credit approval to the extent that Client did not pay ledger debt when due. All indebtedness owing by Client for purchases from other factoring clients of Hana is hereafter referred to as “Ledger Debt”. The aggregate amount of Ledger Debt outstanding at any time shall not exceed the Ledger Debt Availability. Hana would have the right to pay such amounts and to charge such payments to Client’s account.

3.3                                 In no event shall the total amount of outstanding Advances, Factor/Supplier Guaranties, and Ledger Debt, and any other Obligations exceed the Credit Limit. To the extent that, at any time, the foregoing limit is exceeded, Client shall pay on demand and all amounts necessary to reduce the aggregate outstanding Obligations to or below the Credit Limit.

SECTION 4.                            Interest and Collection Clearance Charges

4.1                                 Client will pay Hana interest on the Daily Balance. Interest will be calculated daily at a rate equal to the sum of two whole percent (2.0%) plus the Base Rate (the “Interest Rate”) and will be paid by Client or charged to Client’s account monthly at the end of each month. The Interest Rate will also be charged to Client on all other obligations, except those specifying a different rate, from the date incurred through the date paid. Any publicly announced decrease or increase in the Base Rate will result in an adjustment to the Interest Rate on the next business day. After the occurrence of an Event of Default and for so long as such Event of Default continues, all the Obligations will, at Hana’s option, bear interest at a rate per annum equal to five percent (5.0%) plus the Interest Rate. Interest will be calculated on the basis of a 360-day year for the actual number of days elapsed. In no event will the total amount of interest received by Hana exceed the maximum rate permitted by applicable law and in the event excess interest is determined by a court of competent jurisdiction to have been paid by Client to Hana, such excess interest will be applied as a credit against the outstanding Obligations and Client will not have any action against Hana for any damages arising out of the payment or collection of such excess interest.

4.2                                 If an Account or any payment is charged back to Client after the Collection Date or Approved Payment Date, as applicable, Client will pay Hana interest at the Interest Rate on the Net Amount of such Account or on such payment from such date to the charge back date.

4.3                                 To allow for collection clearance on all checks and other payments remitted by Client’s customers, Client will, in addition to interest, pay Hana a collection clearance charge computed as follows: (a) total cash collections for the day, multiplied by (b) four (4) business days, multiplied by (c) the Interest Rate, divided by (d) 360 days.

SECTION 5.                            Representations, Warranties and Covenants

5.1                                 Client represents, warrants and covenants as to each Account that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named customer for goods actually sold and delivered; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to any of Client’s subsidiaries, affiliates, directors, officers, agents, stockholders, or employees, or a consignment, guaranteed sale, or bill and hold transaction, or a cash on delivery sale; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Client is the lawful owner of the Account and has the right to sell and assign the same to Hana; the Account is free of all security interests, liens and encumbrances (including tax liens) other than those in favor of Hana, and the Account is due and payable in accordance with its terms.

5.2                                 Client represents, warrants and covenants that there are no liens on any of the collateral security described in Section 8 of this Agreement as of the Effective Date of this Agreement, and if, at any time, there is any lien that is senior to Hana’s lien on the collateral security, Client will take all actions necessary to subordinate the lien so that the lien is junior to Hana’s lien on the collateral security.

5.3                                 Client will not grant or suffer to exist in favor of any party other than Hana any lien upon or security interest in Client’s inventory.

5.4                                 Client will maintain or cause to be maintained in good repair, working order, and condition all material properties used in Client’s business and will make or cause to be made all appropriate repairs, renewals, and replacements thereof. Client has and will maintain or cause to be maintained, with financially sound and reputable insurers, public liability, product liability, and property damage insurance with respect to Client’s business and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Hana, including business interruption insurance. At all times Client shall have and maintain insurance with respect to all Inventory, to the fullest extent of the insurable value thereof, against risks of fire, theft, sprinklers, and such other risks as Hana may require, in such form, for such periods, and written by such insurers as may be reasonably satisfactory to Hana, such insurance to bear endorsements, in form acceptable to Hana, naming Hana as additional insured and designating Hana as loss payee. Client shall deliver to Hana promptly as rendered true copies of all monthly reports made to insurance companies under any reporting forms of insurance policies. Client shall promptly deliver to Hana copies of all such policies. Except as to business record insurance, if Client fails to maintain such insurance, Hana may, but need not, obtain the same and charge the cost thereof to Client’s Factoring Agreement. The proceeds of any such insurance shall be applied in reduction of Client’s Revolving Loans.

5.5                                 Client is a solvent corporation; duly incorporated and in good standing under the laws of the State of Delaware and qualified in all States where such qualification is required; the execution, delivery and performance of this Agreement have been duly authorized and are not in contravention of any applicable law, Client’s corporate charter or by-laws or any agreement or order by which Client is bound; Client is not, to the best of Client’s knowledge, in violation of any law, ordinance, rule, regulation, order or other requirement of any government or any instrumentality or agency thereof.

5.6                                 Client will not change Client’s corporate name or the location of Client’s office or open any new offices without giving Hana at least thirty (30) days prior Written Notice. At the present time, Client carries on business only at the above address and at the addresses set forth below:  None.

5.7                                 All books and records pertaining to the Accounts or to any inventory owned by Client will be maintained solely and exclusively at the above address or the addresses listed in Section 5.5 hereof and no such books and records will be moved or transferred without giving Hana thirty (30) days prior Written Notice.

5.8                                 After Hana’s request, Client will hold all returned, replevined or reclaimed goods relating to Accounts coming into Client’s possession in trust for Hana and all such goods will be segregated and identified as held in trust for Hana’s benefit and Client will, at Hana’s request, and at Client’s expense, deliver such goods to such place or places as Hana may designate.

5.9                                 The trade names or styles set forth below are the only trade names or styles under which Client transacts business or has transacted business during the last five (5) years; Accounts sold to Hana hereunder and represented by invoices bearing such trade names or styles are wholly owned by Client; the undertakings, representations and warranties made in connection therewith will be identical to and of the same force and effect as those made with respect to invoices bearing Client’s corporate name; Client’s use of any trade names or styles is in compliance with all laws regarding the use of such trade names or styles. Client will give Hana thirty (30) days prior Written Notice of the change of any trade name or style or Client’s use of any new trade name or style: None.

Client hereby assigns, transfers, and conveys to Hana, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all trade names and trade styles owned or used by Client together with any goodwill associated therewith, all to the extent necessary to enable Hana to realize on any assets of Client in which Client has granted Hana a security interest. Such right and license is granted free of charge without requirement that any monetary payment whatsoever be made to Client or third party by Hana.

5.10                           Client may, in the ordinary course of business and in good faith, issue, grant or allow discounts, credits and allowances on Accounts to customers and accept returns until: (a) there exists a Default or an Event of Default or (b) Hana notifies Client to the contrary by Written Notice or Transmission. Such discount, credit or allowance once issued may be claimed only by the customer.  Client will promptly issue and assign to Hana all full invoice credit memos and promptly notify Hana of any other credit memos. Failure to promptly notify Hana of any discounts, credits, and allowances or other adjustment on a customers account may result in Hana’s disallowance of any such credit given.

5.11                           To the best of Client’s knowledge, (a) there are no judgments outstanding against or affecting Client, its officers, directors or affiliates or any of Client’s property, (b) there are no actions, charges, claims, demands, suits, proceedings, or governmental investigations now pending or threatened against Client or any of Client’s property, and (c) none of Client’s inventory has been produced in violation of the Fair Labor Standards Act or any similar law, nor imported in violation of any United States customs regulation.

5.12                           Client agrees that no provision in this Agreement and no course of dealing between the parties shall be deemed to create any fiduciary duty by Hana to Client. Client agrees that neither Hana nor any of Hana’s affiliates, officers, directors, shareholders, employees, attorneys, or agents shall have any liability with respect to, and Client hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Client in connection with, arising out of, or in any way related to this Agreement of any of the transactions contemplated by this Agreement. Client hereby waives, releases, and agrees not to sue Hana or any of Hana’s affiliates, officers, directors, shareholders, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to this Agreement or any of the transactions contemplated by this Agreement.

SECTION 6.                            Disputes and Chargebacks

6.1                                 With respect to any Account, upon the occurrence of a breach of any of the representations or warranties contained in Section 4.1, or upon the assertion by a customer of a Dispute, such Account may, at Hana’s option, be charged back to Client.

6.2                                 Client will notify Hana immediately, by Written Notice, in the event that a customer alleges any Dispute, or returns or desires to return any goods purchased from Client relating to an Account. After an Event of Default, Hana may but is not obligated to settle, compromise, adjust or litigate all such Disputes or returns upon such terms as Hana deems advisable. If an unadjusted Dispute delays the payment of any Approved Account when due, Hana will have the right to charge back to Client that Account.

6.3                                 Client will supply customers, in the format required by customers, with all forms, documents, certificates, etc. that customer requires to process the Account for payment. If Hana notifies Client verbally and/or by Written Notice that a customer which only accepts invoices for payment from Client through Transmission is requesting that Client review its invoice data for correctness and re-transmit invoices by Transmission and if after thirty (30) days from the date of such Notice such invoices remain unposted to such customer’s records, Hana will place the Accounts evidenced by such invoices in Dispute.

6.4                                 Hana may at any time charge back to Client’s account the amount of: (a) any Approved Account which is not paid in full when due for any reason other than Credit Risk; (b) any Approved Account which is not paid in full when due because of an act of God, civil strife, or war; (c) anticipation (interest) deducted by a customer on any Account; (d) customer claims; (e) any Account for which there is a breach of any representation or warranty. A charge back does not constitute a reassignment of an Account. Hana shall immediately charge any deduction taken by a customer to Client’s account.

6.5                                 Client will pay Hana, or Hana may charge Client’s account with, the amount of any payment which Hana receives with respect to a Non-Approved Account if such payment is subsequently disgorged by Hana, whether as a result of any proceeding in bankruptcy or otherwise.

6.6                                 Client shall purchase promptly all Accounts charged back by Hana, provided, however, that until payment by Client to Hana of all monies due with respect to such charged back account, title shall pass to Client subject, however, to Hana’s security interest therein. Client agrees to indemnify and save Hana harmless from and against any and all loss, costs and expenses caused by or arising out of disputed Accounts, including, but not limited to, collection expenses and attorney’s fees incurred with respect thereto.

6.7                                 Hana may maintain such reserves as Hana, in Hana’s sole discretion, deems advisable as security for the payment and performance of the Obligations, including, without limitation, (i) reserves for the amount of any Account which is subject to a Dispute, (ii) reserves for the amount of any Approved Accounts from any single customer that is greater than thirty percent (30%) of all Accounts five hundred thousand dollars ($500,000.00), (iii) reserves for the amount of any Non-Approved Accounts from any single customer that is greater than fifteen percent (15%) of all Accounts one hundred fifty thousand dollars ($150,000.00), (iv) reserves for the amount of any Non-Approved Account that is thirty (30) or more days past due, and (v) reserves for the amount of all Non-Approved Accounts from any single customer if forty percent (40%) or more of such customer’s outstanding Accounts are forty five (45) or more days past due.

SECTION 7.                            Administration

7.1                                 Client will, from time to time, (i) execute and deliver to Hana confirmatory schedules of Accounts assigned to Hana (each an Assignment Schedule), together with one copy of each invoice, acceptable evidence of shipment and such other documentation and proofs of delivery as Hana may require or (ii) transmit to Hana by Transmission information concerning Accounts in a format acceptable to Hana and, upon Hana’s request, deliver to Hana copies of invoices, acceptable evidence of shipment and such other documentation and proofs of delivery as Hana may require relating to Accounts so transmitted. Client will not deliver Assignment Schedules in connection with Transmissions, but Client acknowledges and agrees that every invoice transmitted to Hana by Transmission will be deemed to have been sent pursuant to the terms and conditions of an Assignment Schedule. Each invoice relating to an Account and all copies thereof will bear a notice, in form satisfactory to Hana, that the Account has been sold and assigned to and is payable only to Hana. Client agrees that Client will not change such notice on invoices and will not direct its customers to pay Client or any third party amounts due under invoices. Client agrees to prepare and mail all invoices relating to Accounts, but Hana may do so at Hana’s option. Client agrees to execute and deliver to Hana such further instruments of assignment, financing statements and instruments of further assurance as Hana may reasonably require. Client authorizes Hana to execute on Client’s behalf and file such UCC financing statements, as Hana may deem necessary in order to perfect and maintain the security interests granted by Client in accordance with this Agreement. Client further agrees that Hana may file this Agreement or a copy thereof as such UCC financing statement.

7.2                                 Notwithstanding that Client has agreed to pay the Misdirected Payment Fee pursuant hereto, if any remittances are made directly to Client, Client’s employees or agents, Client will act as trustee of an express trust for Hana’s benefit, hold the same as Hana’s property and deliver the same to Hana forthwith in kind. Hana and/or such designee as Hana may from time to time appoint are hereby appointed Client’s attorney-in-fact to endorse Client’s name on any and all checks or other forms of remittances received by Hana where such endorsement is required to effect collection and to transmit notices to customers, in Client’s or Hana’s name, that amounts owing by them have been assigned and are payable directly to Hana; this power, being coupled with an interest, is irrevocable.

7.3                                 Client shall permit Hana and any authorized representatives designated by Hana to visit and inspect any of the properties of Client, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, and business with its officers at such times during normal business hours and as often as Hana requests. Hana may, at any time after the occurrence of an Event of Default, remove from Client’s premises all such records, files and books relating to Accounts.

7.4                                 If Hana determines that the credit standing of a customer has deteriorated after Hana has assumed the Credit Risk on an Account, Client will, at Hana’s request, exercise such rights as Client may have to reclaim or stop the goods in transit, and Client hereby grants to Hana the right to take such steps in Client’s or Hana’s name.

7.5                                 Hana will render a monthly statement of account to Client within twenty (20) days after the end of each month. Such statement of account will constitute an account stated unless Client makes written objection thereto by Written Notice within thirty (30) days from the date such statement is rendered to Client.

7.6                                 Client will maintain a system of accounting established and administered in accordance with sound business practice to permit preparation of financial statements in conformity with GAAP. Client will promptly furnish Hana with such statements prepared by or for Client showing Client’s financial condition and the results of Client’s operations as Hana may request verbally or by Written Notice; provided, however, that if the request is made verbally, such request shall be promptly confirmed in writing. Client will deliver to Hana the financial statements and other reports described below:

(i) Year-End Financials: As soon as available and in any event within seventy-five (75) days after the end of each of Client’s fiscal year Client will deliver the balance sheet of Client as of the end of such period and the statements of income, stockholders’ equity cash flows such Fiscal Year and such financial statements shall have been audited by a firm of independent certified public accountants selected by Client and reasonably acceptable to Hana. For the purposes of this Section and the Section below, based upon the information currently available to Hana, the accountancy firm of                               , shall be acceptable to Hana. If after the Effective Date Hana discovers information that causes Hana to determine, in its sole and reasonable discretion, that such firm is no longer acceptable to Hana, than Client shall be required to retain the services on new accountants reasonably acceptable to Hana.

(ii) Semi-Annual Financials. As fairly soon as available but not later than forty-five (45) days after the end of each six (6) month period of Client’s fiscal year, Client will deliver the balance sheet of Client as of the end of such period and the related statements of income, stockholders’ equity and cash flow for such six (6) month period of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such six (6) month period of a Fiscal Year and such have been prepared by Client and reasonably acceptable to Hana.

(iii) Access to Accountants. Client authorizes Hana to communicate directly with Client’s independent certified public accountants and authorizes such accountants to discuss Client’s financial condition and financial statements directly with Hana.

7.7                                 Client authorizes Hana to disclose such information, as Hana deems appropriate to persons making credit inquiries about Client.

SECTION 8.                            Collateral Security

As collateral security for all Obligations, Client hereby assigns and grants to Hana a continuing security interest in all of the following property, whether now owned by Client or hereafter acquired by Client or arising in Client’s favor: (i) Factored Accounts; (ii) general intangibles including payment intangibles; (iii) monies, securities and other property now or hereafter held or received by, or in transit to Hana from or for Client, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Client’s deposits and credit balances in Hana’s possession; (iv) books, records and other property at any time evidencing or relating to any of the foregoing property and; (v) proceeds of any of the foregoing property including, without limitation, the proceeds of any insurance policies covering any of the foregoing property and deposit accounts. Recourse to the collateral security herein provided will not be required, and Client will at all times remain liable for the payment and performance of the Obligations upon demand by Hana.

Client hereby grants to Hana a fully paid-up non-exclusive license (the “License”) to use all of the trademarks and trade names owned by Client in connection with any sales of inventory by Hana made pursuant to the terms of this Agreement. The grant of the License shall be irrevocable, but shall terminate concurrently with the repayment in full by Client of all Obligations and the termination of this Agreement pursuant to Section 9 of this Agreement. Client agrees to use its best efforts to obtain the consent of its licensors, if any, to permit Hana to sell inventory otherwise subject to a license in the manner and to the extent permitted to Client under the applicable license agreement.

SECTION 9.                            Events of Default

The occurrence of any of the following acts or events will constitute an Event of Default: (a) if Client fails to make payment of any of the Obligations when due; (b) if Client fails to make any remittance required by this Agreement; (c) if Client commits any breach of any of the terms, representations, warranties, covenants, conditions or provisions of this Agreement, or of any present or future supplement or amendment hereto or of any other agreement between Hana and Client; (d) if Client becomes insolvent or unable to meet Client’s debts as they mature; (e) if Client fails to pay when due any material obligations or liabilities owing by Client to any person or entity (including without limitation, any United States and state taxes); (f) if Client delivers to Hana a false financial statement or if any representation, warranty, certification, or other statement made by Client to Hana is false in any material respect when made; (g) if Client calls, or has called by a third party, a meeting of creditors; (h) if any bankruptcy proceeding, insolvency arrangement or similar proceeding is commenced by or against Client; (i) if Client suspends or discontinues doing business for any reason; (j) if a receiver or trustee of any kind is appointed for Client or any of Client’s property; (k) if any guarantor of Client’s Obligations dies or becomes insolvent or has commenced by or against such guarantor any bankruptcy proceeding, insolvency arrangement or similar proceeding; (l) if any guaranty of Client’s Obligations is terminated or any guarantor alleges that the guaranty is unenforceable, or if there is a default under any such guaranty; (m) if there shall be a change in the beneficial ownership and control, directly or indirectly of the majority of the outstanding voting securities or other interests entitled (without regard to the occurrence of any contingency) to elect or appoint members of the board of directors or other managing body of Client; or (n) if a notice of lien, money judgment, levy, assessment, seizure or writ, or warrant of attachment is entered or filed against Client or with respect to the Accounts or any other collateral in which Client has granted Hana a security interest; or (o) if Client sells, leases, transfers or otherwise disposes of all or substantially all of Client’s property or assets, or consolidates with or merges into or with any corporation or entity.

Upon the occurrence and during the continuance of an Event of Default, Hana will have the right to terminate this Agreement and all other arrangements existing between Hana forthwith and without notice, and the Obligations will mature and become immediately due and payable and Hana will have the right to withhold any further payments to Client until all Obligations have been paid in full.

If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purpose of this section, attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examination; (4) discovery; and (5) bankruptcy litigation.

SECTION 10.                     Term and Termination

10.1                           This Agreement will continue in full force and effect for one (1) year from the Effective Date and shall renew for one (1) year terms thereafter unless either party hereto gives the other party not less than sixty (60) days prior Written Notice prior to the end of the initial or any renewal term of their intention to terminate this Agreement as of the end of such term.

10.2                           In the event that this Agreement is terminated by Client prior to an Anniversary Date, Hana shall be entitled to the unpaid portion of the Minimum Annual Commission, if any, for such Period, as provided in section 2.4 above, as of the effective date of termination. Except as otherwise provided, Hana may terminate this Agreement at any time by giving Client at least sixty (60) days prior written notice of termination. However, Hana may terminate this Agreement immediately, without prior notice to Client, upon the occurrence of an Event of Default (defined in section 8 above).

10.3                           Notice of termination shall be given by messenger, registered or certified mail, facsimile or commercial delivery service; provided, however, that Client will not terminate this Agreement so long as Client is indebted or obligated to Hana in connection with any other agreements between Hana and Client. Notwithstanding any such Written Notice of termination, all of Hana’s rights, liens and security interests hereinabove granted to Hana (including Accounts arising, acquired or created after the date of termination of this Agreement) will continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, Hana may withhold any balances in Client’s account unless Hana is supplied with an indemnity satisfactory to Hana to cover all Obligations. Client agrees to continue to assign accounts receivable to Hana and to remit to Hana all collections on accounts receivable, until all Obligations have been paid in full or Hana has been supplied with an indemnity satisfactory to Hana to cover all Obligations. All of the representations, warranties and indemnities and covenants made by Client herein will survive the termination of this Agreement.

10.4                           Upon termination, Client shall cause Hana to be released from all liability under the outstanding Letters of Credit and factor/Supplier Guaranties, or, at Hana’s option, Client will deposit cash collateral with Hana in an amount equal to one hundred five percent (105%) of the Letter of Credit Liability and Factor/Supplier Liability that will remain outstanding after repayment.

10.5                           Notice of termination shall be given by messenger, registered or certified mail, facsimile or commercial delivery service; provided, however, that Client will not terminate this Agreement so long as Client is indebted or obligated to Hana in connection with any other agreements between Hana and Client. Notwithstanding any such Written Notice of termination, all of Hana’s rights, liens and security interests hereinabove granted to Hana (including Accounts arising, acquired or created after the date of termination of this Agreement) will continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, Hana may withhold any balances in Client’s account unless Hana is supplied with an indemnity satisfactory to Hana to cover all Obligations. Client agrees to continue to assign accounts receivable to Hana and to remit to Hana all collections on accounts receivable, until all Obligations have been paid in full or Hana has been supplied with an indemnity satisfactory to Hana to cover all Obligations. All of the representations, warranties and indemnities and covenants made by Client herein will survive the termination of this Agreement.

10.6                           If Client shall terminate during the term of this Agreement, Client shall pay to Hana, in addition to all other Obligations, a termination fee (the “Termination Fee”) equal to One Percent (1.0%) of Credit Limit.

SECTION 11.                     Governing Law, Venue and Waiver of Jury

APPLICABLE LAW.                                 THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION IN WHICH THE COLLATERAL SECURITY IS LOCATED, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

CONSENT TO JURISDICTION.                         CLIENT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR ANY OTHER JURISDICTION IN WHICH THE COLLATERAL SECURITY IS LOCATED AND IRREVOCABLY AGREES THAT, SUBJECT TO HANA’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. CLIENT EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. CLIENT HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON CLIENT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO CLIENT, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

WAIVER OF JURY TRIAL.                                               CLIENT AND HANA HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. CLIENT AND HANA ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. CLIENT AND HANA WARRANT AND REPRESENT THAT EACH AS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

SECTION 12.                     Modifications, Waivers and Miscellaneous Provisions

This Agreement may not be changed or terminated orally; it constitutes the entire agreement between Client and Hana and will be binding upon Client’s and Hana’s respective successors and assigns, but may not be assigned by Client without Hana’s prior written consent. No delay or failure on Hana’s part in exercising any right, privilege, or option hereunder will operate as a waiver thereof or of any other right, privilege or option. No waiver whatsoever will be valid unless in a Written Notice, signed by Hana, and then only to the extent therein set forth. If any term or provision of this Agreement is held invalid under any statute, rule or regulation of any jurisdiction competent to make such a decision, the remaining terms and provisions will not be affected, but will remain in full force and effect.

Any Written Notice to be given under this Agreement will be in writing addressed to the respective party as set forth in the heading to this Agreement and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Los Angeles time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

Hana conducts business under California commercial finance lender license number 6032324.

SECTION 13.                     Definitions

“Accounts”	—	All presently existing or outstanding and all hereafter created or acquired accounts

(as that term is defined in the UCC), contract rights, documents, notes, drafts and other forms of obligations owed to or owned by Client arising or resulting from the sale of goods or the rendering of services by Client, all general intangibles relating thereto, all proceeds thereof, all guaranties and security therefore, and all goods and rights represented thereby or arising therefrom, including, but not limited to, returned, reclaimed and repossessed goods, and the rights of stoppage in transit, replevin and reclamation.

“Agreement”	—	means this Agreement.

“Anniversary Date”	—	twelve months after the Effective Date and each anniversary thereof.

“Approved Account”	—	An Account representing a sale to a customer within the credit line established for such customer on Client’s normal selling terms or within the single order credit approval given by Hana for orders from such customer provided that Delivery is completed while the credit line or single order credit approval remains in effect and which has not been charged back to Client.

“Approved Payment Date”	—	The date which is one hundred twenty (120) days after the due date for payment of an Approved Account.

“Base Rate”	—	The highest prime rate publicly announced from time to time by Wall Street
Journal as its prime or base rate or equivalent rate.

“Business Day”	—	Any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on

which banking institutions located in such State are closed.

“Client Percentage”	—	means Eighty Percent (80%).

“Client”	—	means the seller of goods or provider of services to the Customer and the undersigned.

“Collected Amount”	—	The amount received by Hana from a Customer in payment of an Account up to the
Net Amount of such Account.

“Collection Date”	—	The date on which Hana receives payment of an Account.

“Contract Currency”	—	means the currency in which the Customer is obligated to pay and to deliver to the
Client under the terms of the contract of sale.

“Contract Year”	—	The twelve-month period immediately following the Effective Date and each anniversary thereof.

“Costs”	—	All costs, fees and expenses (including audit fees, attorney’s fees and the allocated costs of internal counsel) incurred by Hana in connection with (i) the creation, negotiation or administration of this Agreement, any related instrument, document or agreement, or any waiver, forbearance, amendment or modification thereof (ii) the perfection, protection, preservation or enforcement of Hana’s rights in any collateral in which Hana has been granted a security interest and (iii) all filing fees, filing taxes or search reports.

“Credit Balance”	—	The amount determined by subtracting the Daily Balance from the amount of all
Accounts.

“Credit Risk”	—	The risk that a Customer will be financially unable to pay an Account at maturity, provided that the merchandise has been received or services rendered and accepted by the Customer without Dispute.

“Customer”	—	means i) a duly organized and legally existing corporation, proprietorship,

partnership or government entity in the Customer’s country, except for subsidiary or associated companies of the Client, which shall be excluded from coverage, or ii) the receiver, trustee, liquidator, custodian or similar representative of any Customer or its creditors, or the Customer as debtor in possession under Chapter 11 of Title 11 of the United States Code or any similar statute in another country (hereinafter “debtor in possession”). Any Customer referred to in clause (i) and any successor to such Customer referred to in clause (ii) shall be considered the same entity. For the purposes of applying the Customer Limit, the term Customer shall include the Customer and all corporations and other entities controlling, controlled by, or under common control with the Customer.

“Customer Limit”	—	means (a) the limit specified in writing by Hana for that Customer or (b) where no such limit has been specified by Hana, then an amount not exceeding the Discretionary Credit Limit, provided such amount has been approved in writing by Hana for that Customer.

“Daily Balance”	—	The outstanding balance of all advances made by Hana to Client or for Client’s account in accordance with Section 2 and 3 hereof less all amounts credited to Client’s account in accordance with subsection 2.2 hereof.

“Deductible”	—	means the sum of thirty thousand dollars ($30,000.00).

“Default”	—	A condition or event that, after notice or lapse of time or both, would constitute an
Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Delivery”	—	The delivery of goods or performance of services in accordance with the terms agreed to in writing between Client and a customer, provided that if no such terms are specified in writing, delivery shall mean delivery of goods or performance of services at the customer’s place of business.

“Dilution”	—	The amount determined by the following formula: (i) the total amount of all non-

cash reductions to Accounts, including but not limited to chargebacks, discounts and returns, during the calendar month then ending; divided by (ii) the total amount of (a) all Accounts which have their Payment Date during such calendar month, plus, (b) the total amount of all chargebacks and returns during such calendar month.

“Dilution Percentage”	—	The amount determined by multiplying the historical Dilution, expressed as a percentage of all Accounts, by the current outstanding Accounts.

“Discretionary Credit Limit”	—	means Five Thousand Dollars ($5,000.00)

“Dispute”	—	A dispute or claim, bona fide or otherwise, as to price, terms, quantity, quality, delivery, or any cause or defense to payment of an Account whatsoever other than financial inability of a customer to pay the Account.

“Effective Date”	—	The date set forth below Hana’s signature hereto.

“Eligible Credit Balance”	—	The Credit Balance less the Dilution Percentage of all outstanding Accounts.

“Eligible Receivables”	—	means all accounts receivables evidenced by an invoice or other accounting entry arising from the shipment of goods or the provision of services by the Client to a Customer provided that:

a)	Hana has approved and accepted the credit risk on the accounts receivables; and

b)	the terms of payment provided to the Customer are no longer than the Maximum Terms of Payment; and

c)	the accounts receivable are factored, owned or purchased by Hana during the Agreement.

“Factor/Supplier Availability”	—	The sum of Eligible Credit Balance less the sum of all Factor/Supplier Guaranties outstanding, approved Ledger Debt outstanding and approved backorder, but in no event in excess of the Credit Limit.

“Factor/Supplier Guaranty Fee”	—	the greater of: (i) one hundred dollars ($100.00) or, (ii) one whole percent (1.00%)

of the original face amount of a Factor/Supplier Guaranty. On Factor/Supplier Guaranties bearing payment terms in excess of thirty (30) days, the Factor/Supplier Guaranty Fee will be increased by one whole percent (1.00%) for each thirty (30) days or part thereof that the stated terms exceed thirty (30) days.

“Foreign Sales”	—	Sales to customers located outside of the United States and its Territories. U.S.
Territories include Puerto Rico, Bahamas, Guam and U.S. Virgin Islands.

“GAAP”	—	Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Boards of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Goods Insured”	—	are limited to the Accounts Receivables.

“Hana Clients”	—	Any persons, corporations, partnerships, companies, associations or entitles (other than Client) which have entered into factoring, inter-credit or financing agreements with any of Hana’s offices.

“Insolvent/Insolvency”	—	means that:

i)

a voluntary or involuntary petition for relief under the applicable chapter of Title 11 of the United States Code, or any similar statute in another country, has been filed by or against the Customer, or a receiver, trustee, liquidator, custodian or similar representative has been appointed for the Customer, or a court having jurisdiction has taken an equivalent action against the Customer; or

ii)	the Customer has made a valid assignment, composition or similar arrangement for the benefit of creditors generally; or

iii)	a judicial order has been made against the Customer for the winding-up or dissolution of the Customer; or

iv)	the Board of Directors (or comparable body) of the Customer has passed a resolution authorizing the voluntary winding-up or dissolution of the Customer; or

v)	a compromise or arrangement of the Customer’s debts has been made binding on all, or substantially all, of the Customer’s trade creditors.

The date that such offer of compromise is accepted by the trade creditors shall be the date of Insolvency.

The date of Insolvency will be the date on which the first of the above events occurs.

“Ledger Debt”	—	Indebtedness owing by Client to Hana as a result of Hana’s purchases of invoices evidencing sales to Client by Hana Clients.

“Ledger Debt Availability”	—	The sum of Eligible Credit Balance less the sum of all Factor/Supplier Guaranties outstanding, approved Ledger Debt outstanding and approved backlog, but in no event in excess of the Credit Limit.

“Loan Documents”	—	Collectively, means this Agreement, the Note, the Guaranties, {the Subordination

Agreement, the Assignment of Monies Due Under the Factoring Agreement}, and all other instruments, documents and agreements executed by or on behalf of Client and/or Guarantors(s) and delivered concurrently herewith or at any time hereafter to Hana in connection with the Advances, Ledger Debt, Factor/Supplier Guaranties, and other transactions contemplated by this Agreement, all as amended, restated, supplemented, or modified from time to time.

“Maximum Terms of Payment	—	means the longest initial period of credit the Client may extend to the Customer, except as may be otherwise specified.

“Misdirected Payment Fee”	—	Fifteen percent (15.00%) of the face amount of a purchased Account on which payment has been received by Client and not delivered in kind to Hana within two (2) business days following the date of receipt by Client.

“Net Amount”	—	The gross amount of an Account less the discount offered by Client and taken by
Hana at the time Hana purchases such Account.

“Net Invoice Value”	—	means the gross invoice amount of the Goods Insured in the Contract Currency, less:

(i)	any credits or similar allowances excluding trade discounts,

(ii)	all expenses saved by non-payment of the invoice,

(iii)	before the Insolvency, any amount received from any source as or towards payment to the Client, including from the resale of the Goods Insured, and

(iv)	any interest charges, including post-maturity interest charges.

“Non-Approved Account”	—	(a) An Account with respect to which Hana has not issued a credit approval or has subsequently withdrawn a credit approval or (b) an Approved Account that has been charged back to Client.

“Non-Qualifying Amount”	—	means Five Thousand Dollars ($5,000.00) per Customer.

“Obligations”	—	All loans, advances, debts, liabilities, obligations, covenants and duties owing by

Client to Hana, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitations, Ledger Debt and indebtedness arising under any guaranty made by Client for Hana’s benefit or issued by Hana on Client’s behalf.

“Overadvance Fee”	—	An amount, as determined by Hana from time to time, on Advances made in excess of amounts available as set forth in Section 2.1 and evidenced by the accepted Notice of Overadvance Fee letter agreement.

“Purchase Price”	—	An amount equal to the Net Amount of an Account, less factoring commissions, credits (including, without limitation, merchandise returns and credit memos), charge backs, allowances, and all other charges provided thereunder.

“Qualifying Loss”	—	means the total amount of the Net Invoice Values unpaid by the Customer due to its

Insolvency and established as a valid and legally sustainable obligation of the Customer to the Client, provided such amount is in excess of the Non Qualifying Loss Amount. If such amount does not exceed the Non Qualifying Loss Amount, then such amount shall be borne by the Client for its own account, and shall not be applied to the Deductible and shall otherwise be excluded for purposes of this Agreement.

“Remittance Date”	—	That date which is the Wednesday immediately following the previous week’s
Collection Dates; provided, however, that if any such Wednesday is not a Business Day, such Collected Amount of the Purchase Price shall be remitted to Client on the next Business Day thereafter.

“Surcharge Amount”	—	An amount, as determined by Hana from time to time, on Approved Accounts arising from Foreign Sales or high risk customers and evidenced by the accepted Notice of the Surcharge Amount agreement.

“Takeover Account”	—	An Account created or existing prior to the Effective Date.

“Transmission”	—	Transmission through Hana’s proprietary system or through Electronic Data
Exchange (“EDI”)

“UCC”	—	The Uniform Commercial Code as in effect on the date hereof in the States of
California, as amended from time to time, and any successor statute.

“Written Notice”	—	Notice given in writing in accordance with Section 9 of this Agreement.

//

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In Witness Whereof, the undersigned have caused this agreement to be executed and delivered by their thereunto duly authorized officers as of the Effective Date.

HANA FINANCIAL, INC.,		LIQUIDMETAL TECHNOLOGIES, INC.,
a California corporation		a Delaware corporation

/s/ Ken Lee		/s/ John Kang
Ken Lee		John Kang
Assistant Vice President		President

Effective Date:	April 21, 2005

STATE OF	California)
COUNTY OF	Los Angeles) ss.

On April 25, 2005 before me, Kyeong H. Cho, a Notary Public in and for said State, personally appeared John Kang, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature	/s/ Kyeong H. Cho
Notary Public in and for said County and State

AMENDMENT #1 TO FACTORING, LOAN & SECURITY AGREEMENT

This Amendment to that certain Factoring, Loan & Security Agreement (“Amendment”) is made as of January 27, 2006 by and between Liquidmetal Technologies, Inc. (“Client”) and Hana Financial, Inc. (“Hana”) located at 1000 Wilshire Blvd., Suite 2000, Los Angeles, CA 90017, with respect to the following:

RECITALS:

WHEREAS, Client and Hana entered into that certain Factoring, Loan & Security Agreement, dated April 21, 2005 (the “Agreement”); and

WHEREAS, Client and Hana now desire to enter into this Amendment to amend the Agreement as herein provided.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Client and Hana agree to amend the Agreement as follows:

1.                                      Amendments.

Section 2                                               Paragraph 2.1(a) (i), 2.1(a)(ii), and 2.3 of the Agreement are hereby amended as follows:

“2.1(a) (i)                                               if the Eligible Account is an Approved Account, Hana may advance to Client up to eighty five percent (85%) of the Purchase Price of such Approved Account.”

“2.1(a)(ii)                                               if the Eligible Account is a Non-Approved Account, Hana may advance to Client up to fifty percent (50%) of the Purchase Price of such Non-Approved Account.”

“2.3                           At the time Hana purchases an Account, Hana will charge Client’s account with a factoring commission equal to sixty five hundredths of a whole percent (0.65%) of the Net Amount of the Accounts plus the Surcharge Amount, as applicable, up to ten million dollars ($10,000,000.00) of Accounts purchased during each Contract Year. At the time Hana purchases an Account, Hana will charge Client’s account with a factoring commission equal to six tenths of a whole percent (0.60%) of the Net Amount of the Accounts plus the Surcharge Amount, as applicable in excess of ten million dollars ($10,000,000.00) and up to fifteen million dollars ($15,000,000.00) of Accounts purchased during each Contract Year. At the time Hana purchases an Account, Hana will charge Client’s account with a factoring commission equal to fifty five hundredths of a whole percent (0.55%) of the Net Amount of the Accounts plus the Surcharge Amount, as applicable in excess of fifteen million dollars ($15,000,000.00) of Accounts purchased during each Contract Year. On Accounts bearing payment terms in excess of sixty (60) days, the factoring commission will be increased by one quarter of one percent (0.25%) for each thirty (30) days or part thereof that the stated terms exceed sixty (60) days.”

Section 4                                               Paragraph 4.1 of the Agreement is hereby amended as follows:

“4.1                           Client will pay Hana interest on the Daily Balance. Interest will be calculated daily at a rate equal to the sum of one and one half of a whole percent (1.5%) plus the Base Rate (the “Interest Rate”) and will be paid by Client or charged to Client’s account monthly at the end of each month. The Interest Rate will also be charged to Client on all other obligations, except those specifying a different rate, from the date incurred through the date paid. Any publicly announced decrease or increase in the Base Rate will result in an adjustment to the Interest Rate on the next business day. After the occurrence of an

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Event of Default and for so long as such Event of Default continues, all the Obligations will, at Hana’s option, bear interest at a rate per annum equal to five percent (5.0%) plus the Interest Rate. Interest will be calculated on the basis of a 360-day year for the actual number of days elapsed. In no event will the total amount of interest received by Hana exceed the maximum rate permitted by applicable law and in the event excess interest is determined by a court of competent jurisdiction to have been paid by Client to Hana, such excess interest will be applied as a credit against the outstanding Obligations and Client will not have any action against Hana for any damages arising out of the payment or collection of such excess interest.”

2.                                     Interpretation.                                                                                                                  All initial capitalized terms not herein defined shall have the meaning ascribed to such terms in the Agreement.

3.                                      Continuing Effectiveness.                                                     Except to the extent specifically herein amended, the Agreement shall continue unmodified and in full force and effect. In the event of any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

HANA FINANCIAL, INC.	LIQUIDMETAL TECHNOLOGIES, INC.

/s/ Ken Lee	/s/ Ricardo Salas
Ken Lee	Ricardo Salas
Assistant Vice President	President

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